EXHIBIT 2.5

                            ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT made this 17th day of December, 1998;

Between: Cadapult Graphic Systems, Inc., a Delaware corporation with offices located at 110 Commerce Drive, Allendale, New Jersey 07401, hereinafter referred to alternatively as "Cadapult" or "Purchaser";

And: Tartan Technical, Inc., a Massachusetts corporation with offices located at 24 Westech Drive, Tyngsboro, Massachusetts 01879, hereinafter referred to alternatively as "Tartan" or "Seller".

Whereas, both Purchaser and Seller are engaged in the sale and servicing of computer graphics and imaging equipment and supplies; and,

Whereas, Purchaser is desirous of purchasing the Assets of Seller, as defined hereinafter, and Seller is desirous of selling said Assets, for the consideration and upon the terms and conditions set forth hereinafter.

Now Therefore, in consideration of the mutual covenants, promises and conditions set forth herein, the parties hereto do hereby agree as follows:

1.    Purchase and Sale.

      1.01 Seller agrees to sell to Purchasers and Purchaser agrees to purchase from Seller all of the Assets owned and used by Seller in the operation of its business, including but not limited to the following:

      A.    Accounts Receivable, less allowances;
      B.    Inventory at lower of cost or fair market value;
      C. Property and Equipment as listed on Exhibit A annexed to and made a part hereof;
      D.    Use of the name "Tartan Technical";
      E.    Customer lists and all files relating thereto;
      F.    Sales, service and vendor contracts and security deposits;
      G.    Existing telephone numbers (978) 649-8947, (978) 649-8940, 800-869-
            0507;
      H.    Databases
      I.    Rights to www.tartantechnical.com URL
      J. Trade Show deposits, health insurance premiums and other prepaid commitments as listed on Exhibit J for which there shall be an adjustment at Closing.

The Assets which are the subject of the within sale, including those set forth hereinabove, shall hereinafter be collectively referred to as "Assets".

      1.02 In conjunction with purchase by Cadapult of the Assets, as defined herein, Cadapult has agreed to assume the following Liabilities of Seller:

      A.    Trade payables as of the date of Closing;
      B.    Customer deposits payable as of the date of Closing;
      C.    Bank debt listed on Exhibit B.

Purchaser shall indemnify Seller against any and all losses, liabilities, deficiencies or damages suffered or incurred by Seller, or its shareholders, Thomas and Kathleen McLeod, resulting from any failure of Purchaser to discharge the Liabilities referenced herein.

Cadapult has not agreed to assume any other liabilities other than those set forth hereinabove. Liabilities specifically EXCLUDED from assumption by Cadapult include the following: (a) any monies due any governmental agency, including any federal, state and/or local taxes; (b) any contingent liabilities resulting from any claim or threatened claim against Seller which may not, as of this date or date of Closing, have matured into a debt; (c) any obligations arising out of any claim by Seller's personnel, including any unpaid salaries, commissions, pension or other benefits, accrued vacation or sick pay arising prior to the date of Closing, and, (d) any other undisclosed liabilities.

2.    Purchase Price and Terms of Sale.

      2.01 Cadapult does hereby agree to assume the Liabilities referenced in Subparagraphs A,B and C of Paragraph 1.02 hereinabove (hereinafter referred to as "Liabilities") and to purchase the Assets referenced in Subparagraphs A though I of Paragraph 1.01 hereinabove. It is anticipated that the dollar value of the Liabilities assumed will exceed the Assets purchased, as determined by standard accounting principals, by One Hundred Fourteen Thousand ($114,000.00) Dollars. In such event, Cadapult shall then be obligated to tender to Seller One Hundred Eighty Five Thousand Seven Hundred (185,700) shares of unregistered and restricted Cadapult common stock which shall constitute the purchase price.

            A. In the event the dollar value of the Liabilities, as defined hereinabove, assumed at Closing by Cadapult, as also defined hereinabove, exceed the Assets by more than $114,000, at Closing, the Seller shall execute a Promissory Note in favor of Cadapult whereby the principal of the Note shall be an amount equivalent to the difference between the dollar value of the Liabilities assumed, less the Assets purchased and $114,000. The form of the Promissory Note to be executed at Closing is annexed hereto and made a part hereof as Exhibit H.

            B. In the alternative, in the event the dollar value of the Liabilities assumed by Cadapult at Closing exceed the Assets purchased by less than $114,000, then Cadapult will be obligated to issue additional unregistered and restricted common stock to Seller, over and above the 185,700 shares referenced in Paragraph 2.01 hereinabove, the number of shares of which shall be determined by dividing the dollar difference between the Liabilities assumed, less the Assets purchased, and $114,000 by $3.50 which, for the purpose of this Paragraph 2.01B, shall be deemed to be the trading price of Cadapult's common stock irrespective of the actual trading price as of the date of Closing. For example, if the dollar value of Liabilities assumed, less the Assets purchased and is $112,000, then an additional 571 shares of unregistered and restricted common stock shall be issued by Cadapult to Seller (the number of shares to be issued shall be rounded off to the nearest whole number). Any differential due Seller pursuant to this Subparagraph B shall be issued within 30 days of the Closing.

      2.02 In order to provide the Seller with certain Gross Profit incentives as well as protection against a reduction in the trading price of Cadapult's common stock, the parties have further agreed as follows:

            A. The following shall apply to 75% of the shares of Cadapult common stock issued at Closing. At the close of business on the last day of Twelfth month from the Closing, the average trading price of Cadapult's common stock (for the purposes of this Subparagraph A defined as the price "asked" and not "bid") for that month shall be determined. If the average trading Price, as defined herein, as same applies to 75% of the Cadapult common stock issued as Closing is less than $3.50, Cadapult shall then be required to issue additional unregistered and restricted common stock to Seller; provided however, that there shall be an artificial "floor" in the per share value of $2.33 so that when issuing such shares in no event shall a price of less than $2.33 be applied to the above calculation. By way of example, if 185,700 shares are issued at Closing and the average daily price during the eleventh month from the date of Closing is $3.00, then Cadapult will be obligated to issue an additional 23,212 unregistered and restricted shares to the Seller as determined in the following manner: 185,700x75%=139,275x$3.50=$487,462.5/$3.00=$162,487.50-139,275=23,212.
Any such additional shares issued pursuant to this Subparagraph 2.02A shall be subject to the escrow as set forth in Paragraph 3 hereinafter

            B. The same formula as referenced in Subparagraph 2.02A hereinabove shall apply to the remaining 25% of the Cadapult common stock issued to Seller at Closing, which calculation shall be made on the last day of the twenty fourth month from the Closing. Again, if any stock is issued to Seller, it shall be subject to the escrow provisions of Paragraph 3 hereinafter.

            C. Further, again, at the end of the close of business on the last day of the twelfth month from the Closing, a determination shall be made if Gross Profits for the prior twelve months attained by Seller exceeded $901,600 as set forth in Exhibit C annexed hereto and made a part hereof. If Gross Profits for such period exceeded $901,600 AND the average trading price of Cadapult common stock (again, the price "asked") during the twelfth month from the Closing was less than $1.83 per share, then the monetary consideration due Seller from Cadapult in relation to the within Asset Purchase would be increased by $50,000, with said sum paid to Seller within thirty (30) days of such determination.

            D. In the event there is a dispute between the parties as to the calculations to be made pursuant to Subparagraphs A, B and C of this Paragraph 2.02, then the parties shall agree upon a neutral third party, who shall be a Certified Public Accountant in the Commonwealth of Massachusetts to render a determination as to the calculation. If the parties cannot agree upon one neutral C.P.A., then each shall select its own C.P.A., and the two C.P.A.'s so selected shall select a third C.P.A., and the three C.P.A.'s shall then render a determination by agreement of at least two of the three. Any such decision shall be final in the absence of fraud. The cost of any neutral accountant shall be borne equally by the parties.

3. Escrow and Post Closing Adjustments. At Closing, fifty (50%) percent of the common stock of Cadapult due Seller thereat, or 92,850 shares (hereinafter "Escrowed Shares"), shall be endorsed in blank and delivered to the Joint Escrow Agents designated herein, after which Escrowed Shares shall be held in escrow pending attainment of specified Gross Profit objectives in the first 12 and second 12 months from the date of Closing. For the purposes of this Paragraph 3, Gross Profit shall be defined in the manner set forth in Exhibit C annexed to and made a part hereof.

It is the intent of the parties hereto that if Seller attains, or exceeds, certain Gross Profit Targets, as defined hereafter, during the first twelve (12) months following the closing, 50% of the Escrowed Shares will be released to Seller from the Escrow plus additional unregistered and restricted shares may be issued to Seller by Cadapult pursuant to the schedule of Gross Profit Targets annexed to and made a part hereof as Exhibit D. In the alternative, failure to attain Gross Profit Targets resulting in less than 50% of the Escrowed Shares being issued to Seller at the end of the first twelve month period shall result in those shares being returned to Cadapult.

By way of example, if the Gross Profits achieved during the first twelve month period from the date of Closing is $700,000, then 46,425 Escrowed Shares shall be released to Seller and 11,607 Escrowed Shares shall be returned to Purchaser.

The same process shall be repeated in the second twelve month period from the date of the Closing.

Any additional shares of Cadapult common stock issued pursuant to this Paragraph 3 shall be subject to adjustments on the twelfth and twenty-fourth month from the date of Closing as set forth in Paragraphs 2.02 A and B hereinabove.

The aforesaid shall be set forth in a separate Escrow Agreement to be executed at Closing. The Joint Escrow Agents shall be one attorney designated by Seller and another attorney designated by Cadapult. The Joint Escrow Agents shall receive an agreed upon fee, as set forth in the Escrow Agreement, for services rendered by them as Joint Escrow Agents.

4. Deposit. Simultaneously upon the execution of the within Agreement, Purchaser shall forward a check in the sum of $50,000.00 payable to the attorney trust account of Seller's attorney who shall be an attorney admitted to the Bar of the State of Massachusetts designated by Seller in the sum of $50,000.00 constituting an earnest money deposit, which monies shall be held in escrow by the aforesaid. Since it is anticipated that at Closing no cash payment will be due Seller, the within Deposit of $50,000.00 shall at that time be refunded to Purchaser, without any deduction or set off unless otherwise provided in this Asset Purchase Agreement. In the event a Closing does not occur as a consequence of the failure of any conditions precedent to the Contract or Seller's breach, the within earnest money deposit shall be refunded to the Purchaser, without any deduction or set off whatsoever, within forty-eight (48) hours of demand therefore.

5. Allocation of Purchase Price. The total purchase price shall be allocated amongst the various Assets and agreements to be executed at Closing in the manner set forth in Exhibit E annexed to and made a part hereof.

6. Employment Agreements. A condition precedent to Cadapult's obligation to Close shall be (1) Seller's shareholders, Thomas and Kathleen McLeod, execution of Employment Agreements in the form annexed to and made a part hereof as Exhibit F for a term of not less than two (2) years from Closing; and (2) Seller obtaining from one of its key employees, namely, Susan M. Gardner, either an agreement to become an employee of Cadapult, as evidenced by execution by her of an Employment Agreement in the form annexed hereto as Exhibit F for a term of not less than two (2) years from Closing, or, in the alternative, a written undertaking on the part of Susan M. Gardner that she shall be restricted from contacting or soliciting any of Seller's customers for a period of not less than two years from the date of Closing, said Restrictive covenant to be in the form
annexed hereto and made a part hereof as Exhibit I.   Execution and delivery of
the Agreements referenced in this Paragraph 6 shall be deemed to satisfy the obligation of Seller as created hereunder.

7. Closing. The Closing shall occur on or about January 5, 1999 at Seller's offices or the offices of Seller's attorneys provided same are located within 15 miles of Boston, Massachusetts (hereinbefore referred to as "Closing Date").
All monies due and payable at Closing shall be paid in the form of a bank, certified or attorneys trust account check.

8.  Conditions Precedent.

      A. Purchaser agrees to accept an assignment of Seller's lease for its current location. A true copy of said Lease is annexed hereto and made a part hereof as Exhibit G. On or before the Closing, Seller shall obtain its Landlord's consent to an assignment of said Lease to Cadapult..

      B. Purchaser's satisfactory review of aspects of Seller's business, including but not limited to not less than audited financial statements, including Statements of Profits and Losses and Balance Sheets, for all of 1997 and for at least the first 9 months of 1998. Said review shall be completed within 45 days of the date hereof.

      C. Execution at Closing of the Employment Agreements referenced in Paragraph 6 hereinabove.

9. Seller's Representations. Seller represents and warrants to Purchaser as follows:

      A. Title to Assets. Seller shall, as of the date of Closing, hold good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment as well as any and all liens, pledges, charges, or encumbrances. At Closing, Seller shall convey all such Assets.

      B. Indemnification. Seller, and Seller's shareholders, do hereby jointly and severally agree to protect, indemnify, and hold the Purchaser harmless from and against any loss, damage or expense, as well as reasonable counsel fees and costs, if incurred, resulting from any breach of the warranties set forth in Subparagraph A of this Paragraph 9. Specifically, the within Indemnification shall include any claim made against Purchaser for any unpaid liability of Seller. Should any claim for indemnification arise during the pendency of the Escrow as referenced in Paragraph 3 hereinabove, the Purchaser shall have the right to request that any funds being held on behalf of the Seller continue to be held pending resolution of such claim and, further to pay the amount of such claim upon adjudication thereof from said Escrowed Funds, should same remain unsatisfied.

      C. Transfer Not Subject to Encumbrances or Third-Party Approval. The execution and delivery of this Agreement by Seller, and the consummation of the within contemplated transaction, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any lender or governmental or regulatory agency.

      D. Corporate Existence. Seller is now, and on the Closing Date will be, a corporation duly organized and validly existing and in good standing under the laws of the State of Massachusetts. At Closing, Seller shall provide a copy of a Certificate of Good Standing issued by the Commonwealth of Massachusetts and Massachusetts Department of Revenue. In addition, Seller shall comply with all applicable governmental and legal requirements in relation to the bulk sales of its Assets.

      E. Authorization. The execution, delivery, and performance of this Agreement has been duly authorized and approved by the Board of Directors and shareholders of Seller having a majority of the issued and outstanding Common Stock thereof, and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

      F. Noncancelable Contracts. At the time of Closing, there will be no leases, employment contracts, contracts for services or maintenance, or other similar material contracts existing or relating to or connected with the operation of Seller's business not cancelable at Closing or within 30 days thereof.

      G. Continued Operations. Seller will continue to conduct its business up to the date of Closing in essentially the same manner as it has been conducted in the past, and in accordance with all applicable laws and regulations. Until Closing, Seller shall maintain all of its Assets in their present condition. Seller shall use its best efforts to preserve, for Purchaser, the goodwill of vendors, suppliers, customers and others having business relations with it. Prior to Closing, Seller will not sell or transfer any of the Assets which are the subject of this Agreement. Seller has no knowledge of a business termination of a material customer, vendor or supplier.

      H. Withholding Taxes. Seller has paid in full, or will arrange for the payment in full, in a timely manner, of all federal and Commonwealth of Massachusetts taxes incurred by Seller, including, but not limited to income, withholding, social security, unemployment insurance, and sales taxes due through the Date of Closing, and shall hold Purchaser harmless therefrom.

      I. Financial Records. Seller will deliver two year audited financial statement prepared by Seller's accountant within within 45 days of Closing, at Seller's expense. Seller must be in agreement with audited data. Seller makes no warranties or representations regarding future sales or profits in connection with the Assets purchased by Purchaser pursuant to this Agreement, such sales and profits being dependent on Purchaser's efforts, skill, and conduct of its business. Financial records and other documents delivered by Seller to Purchaser in connection with the within transaction, including profit and loss statements and balance sheets, contracts, and other books and records, accurately reflect the financial condition of Seller. To the best of Seller's knowledge, Seller is in compliance with all laws and regulations affecting its business.

      J. Employee Benefits. Seller does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of the Seller, whether pursuant to contract, arrangement, custom or informal understanding, which constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), for which the Seller may have any ongoing material liability after Closing. The Seller does not maintain, nor has it ever contributed to, any Multi-employer Plan as defined by Section 3(37) of ERISA. The Seller does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to an Employee Pension Benefit Plan or Employee Welfare Benefit party. Seller has no employee benefits plans or written contracts with employees. Seller shall be responsible for paying, prior to Closing, all accrued vacation or sick pay entitlements.

      K. Accuracy of Representations and Warranties. None of the representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact or circumstance that has resulted, or that in the reasonable judgment of Seller will result, in a material change in the business, operations, or assets of Seller that has not been previously disclosed or set forth in this Agreement.

      L. Seller's Agreement to Restriction on Sale of Seller's Stock Conveyed Pursuant to the Within Agreement. The Sellers agree that, for a period commencing 45 business days preceding the one year anniversary of the Closing Date of this Agreement and ending the day following the one year anniversary of the Closing Date of this Agreement, the Sellers will not offer to sell, sell, transfer, assign, give, bequeath, hypothecate, otherwise dispose of or otherwise in any manner alienate any of the securities of the Corporation, whether now owned or hereafter acquired by the Sellers (the "Securities"), or any right or interest therein, whether voluntarily or by operation of law. Any purported transfer in violation of any provision of this Agreement shall be void and ineffective, and shall not operate to transfer any interest or title to the purported transferee and the Corporation shall not recognize such transfer. The Sellers agree that any sale or other disposition of the Securities after the one year anniversary of the Closing Date shall be a bona fide transaction in accordance with Rule 144, as promulgated under the Securities Act of 1933 as amended, conducted through a major brokerage firm or such other firm as is mutually agreed by the parties in writing, and shall be sold in a manner not to cause any adverse effect on the market for the Corporation's common stock. Any such sale shall be made without "hitting" the bid price for the Corporation's common stock. These representations by the Sellers are material to the Purchaser's decision to enter into this Agreement and, Seller's agree that any violation hereof would entitle the Purchaser to injunctive relief to preclude Securities sales activity by the Sellers in contravention of these representations.

10. Purchaser's Representations. Purchaser represents and warrants to Seller as follows:

      A. Buyer is a DELAWARE corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware and has the power and authority to carry on its business, as now conducted, to own and operate its properties and assets, to execute the Agreement and other agreements and instruments refereed to therein and delivering and carrying out the transactions contemplated.

      B. Execution and delivery of the Agreement and other Agreements and instruments referred to have been duly authorized by the board of directors and shareholders of Cadapult Graphic Systems, Inc. and constitute legal, valid, binding and enforceable agreements and instruments.

      C. Neither the execution, delivery or performance of the Agreement or any other agreement or instrument executed and delivered by or on behalf of Cadapult Graphic Systems, Inc., nor the consummation of the transactions nor compliance with the terms and provisions of the Agreement contravenes the Certificate of Incorporation, Articles of Incorporation, or bylaws or any provision of law, statute, rule, regulation or order of any court or governmental authority to which Cadapult Graphic Systems, Inc., is subject, or any judgment, decree, franchise, order or permit applicable to it, or conflicts or inconsistent with, or will result in any breach of or constitute a default under, any contract, commitment, agreement, understanding, arrangement or instrument, or result in the creation of or imposition of, or the obligation to create or impose any lien, encumbrance or liability upon, any of the property or assets of it, or will increase any such lien, encumbrance, or liability.

      D. Purchaser shall indemnify Seller against any and all loss, liability, deficiency, or damage suffered or incurred by Tartan, or its shareholders, resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Cadapult Graphic System, Inc. contained in the Agreement or in any certificate, document, or instrument delivered to Tartan in connection with the within transaction.

      E. Purchaser agrees to hire current employees of Seller, not otherwise referenced herein, specifically, Michael Ryan, David Yetman and Scott Englund. In the event said employees are terminated by Purchaser, any sums due said employees resulting from Purchaser's termination shall be the sole responsibility of Purchaser.

11. Indemnification. Purchaser and Seller agree to protect, indemnify, and hold the other harmless against, and with respect to, any loss, damage or expense occasioned by any breach or alleged breach, falsity, or failure of any of the representations, covenants, warranties or agreements of any such party contained herein or contained in any document exchanged between Purchaser and Seller in connection with this transaction. This Indemnification shall survive the Closing.

12. Default. In the event of a material breach, the non-breaching party shall have the right, in addition to seeking damages, to choose to compel the breach party to perform under the terms of this Agreement (specific performance). Irrespective of the aforesaid, and in addition thereto, in the event of a material breach by Purchaser, Seller shall have the right to retain the Deposit irrespective of whether Seller is able to establish damages, seeks to compel specific performance, or ultimately obtains a judgment for damages in excess of the Deposit provided however that in the event of the latter, the amount of the Deposit shall be deducted from any damage award.

13.   Miscellaneous.

      A. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

      B. Notices. All notices, requests, consents, approvals or other communications under this Agreement shall be in writing and mailed by certified mail, return receipt requested, postage prepaid, or delivered by a nationally recognized overnight courier service which obtains delivery receipts (e.g., Federal Express), addressed:


Seller:

                  Thomas H. McLeod & Kathleen C. McLeod
                  31 Babicz Road
                  Tewksbury, Massachusetts 01876

                  Thomas Anzuoni, Esq.
                  60 Chelmsford Street
                  Chelmsford, Massachusetts 01824

Purchaser:

                  Cadapult Graphic Systems, Inc.
                  110 Commerce Drive
                  Allendale, New Jersey 07401

                  Bruce M. Meisel, Esq.
                  263 Center Avenue
                  Westwood, New Jersey 07675

Either party may, by notice given as aforesaid, change its address for all subsequent notices. All notices hereunder shall be effective upon receipt of same.

      C. Legal Fees in the Event of Dispute. In the event a dispute arises between the parties in relation to the interpretation and/or implementation of the within Agreement resulting in the filing of a legal proceeding in a court of competent jurisdiction, the non-prevailing party shall reimburse the prevailing party to the extent of reasonable counsel fees and costs incurred by the latter.

      D. No Broker. The Seller and Purchaser represent and warrant, each to the other, that neither has engaged or in any way dealt with a broker, finder, agent, or anyone in a similar capacity, in relation to the transaction contemplated by the within Agreement. To this extent, Seller and Purchaser do each hereby agree to indemnify, defend and hold the other harmless from and against any and all loss, expense, including but not limited to reasonable counsel fees and costs, damage or liability resulting from any claim or claims arising from an alleged rendering of any services to the indemnifying party in breach of the within warranty.

      E. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

      F. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understanding and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

      G. Presumption. This Agreement, or any Section thereof, shall not be construed against any part due to the fact that said Agreement or any Section thereof was drafted by said party.

      H. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

      I. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

      J. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid. The remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Executed as of the dates set forth below, in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

                                    Purchaser:
                                    Cadapult Grapic Systems, Inc.

Date:  12/17/98                     By:/s/ Michael Levin
                                       ----------------------------
                                           Michael Levin, President

                                    Seller
                                    Tartan Technical, Inc.

Date:  12/17/98                     By:/s/ Thomas McLeod
                                       ----------------------------
                                           Thomas McLeod, Pres.


                                    Solely as to the provisions of Paragraph
                                    6 as same pertains to the undersigned and as to no other provision contained herein.


                                    /s/ Thomas McLeod
                                    -----------------------
                                    Thomas McLeod


                                    /s/ Kathleen C. McLeod      12-17-98
                                    -----------------------
                                    Kathleen McLeod

Include stock option form
Include warrants